Exhibit 10.1

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is made and entered into on the 28th day of February 2008, by and between ERIE INDEMNITY COMPANY, a Pennsylvania corporation with its principal place of business in Erie, Pennsylvania (the “Company”), and THOMAS B. MORGAN, residing in Erie, Pennsylvania (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement made effective as of December 12, 2005 (the “Employment Agreement”) and an Amendment and Payment Designation Agreement made effective as of December 31, 2007 (the “Payment Designation Agreement”); and

WHEREAS, the Executive hereby tenders his resignation as an officer of the Company and as an officer and director of each of its subsidiaries and related companies, and the Company and each of its subsidiaries and related companies hereby accept such resignations effective as of the date hereof; and

WHEREAS, the Company and the Executive desire to memorialize the terms of the Executive’s termination of employment in this Agreement and completely resolve all matters arising out of the Executive’s employment with the Company or the termination of that employment, as well as all matters arising out of or related to the Employment Agreement and the Payment Designation Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Effective Date. This Agreement shall not become effective or enforceable until the seven (7) day revocation period described in Section 5(f) of this Agreement has expired (the “Effective Date”) and, except for payments listed in Section 3(e) (A) and (B) below, none of the payments or benefits described in this Agreement shall be provided to the Executive until after the revocation period has expired without the Executive having revoked this Agreement.

2. Termination of the Employment Agreement and the Payment Designation Agreement; Resignation as an Officer and Termination of Employment. The Executive and the Company hereby mutually terminate, revoke and rescind the Employment Agreement and the Payment Designation Agreement and all rights and obligations either party has or may be entitled to under the Employment Agreement and the Payment Designation Agreement, in accordance with Section 5(h) of the Employment Agreement. The Executive and the Company agree further that the Executive’s status as an officer of the Company and as an officer and director of each of the Company’s subsidiaries and related companies terminates as of the date of this Agreement and that the Executive’s status as an employee of the Company will terminate effective as of the close of business on March 31, 2008; provided, however, that the Executive’s active duties as an employee shall cease as of the close of business on February 29, 2008.

3. Consideration.

a. In consideration of the execution and performance of this Agreement by the Executive, and subject to the remaining provisions of this Section 3, the Executive will receive from the Company the following severance payments and benefits, which include sums of money and benefits to which the Executive would not otherwise be entitled if the Company and the Executive did not mutually agree to the termination of his Employment Agreement:

i. The Company shall pay to the Executive, in a lump sum cash payment on June 9, 2008, the sum of One Million Eight Hundred and Seventy-Five Thousand Dollars ($1,875,000).

ii. The Company shall pay to the Executive, in a lump sum cash payment on October 1, 2008, his Accrued SERP Benefit and Additional SERP Benefits (as such terms are defined in Section 8(a)(5) of the Employment Agreement and used in subparagraph 2(a) of the Payment Designation Agreement) as required under subparagraph 2(a) of the Payment Designation Agreement in settlement of the Executive’s Accrued SERP Benefit and Additional SERP Benefits and any other benefit under or related to the Supplemental Executive Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (“SERP”) in which Executive may have had an expectancy. For the purpose of computing this payment, the Executive’s last date of service shall be March 31, 2008. This lump sum payment shall include credit for three (3) additional years of service as provided in Section 6(c)(4) of the Employment Agreement.

iii. The Company shall pay to the appropriate taxing authorities on the Executive’s behalf a Tax Gross-up with respect to payment of Executive’s SERP Benefits described in paragraph (ii); provided, however, the portion of the payment of that SERP Benefit that is attributable to the three (3) additional years of credited service referred to in the last sentence of paragraph (ii) shall not be eligible for a Tax Gross-up. As used throughout this Agreement, the “Tax Gross-up” with respect to a particular payment or benefit means (A) the taxes identified below that are payable by the Executive by reason of such payment or benefit, computed by applying the highest applicable marginal rate with respect to each such tax and (B) any such taxes incurred and due and owing with respect to the amounts paid in (A) above:

1.	Federal income tax applicable to the Executive for the year of payment under section 1 of the Code;

2.	Pennsylvania state income tax;

3.	Pennsylvania local income tax;

4.	The employee portion of the Pennsylvania unemployment tax; and

5.	The employee portion of FICA-HI taxes.

As used in this Agreement, the “appropriate taxing authorities” means the United States Treasury, the Commonwealth of Pennsylvania Department of Revenue and the City of Erie, Pennsylvania, as applicable. Any Tax Gross-up payable under this Agreement shall be paid during the year in which the related payment or benefit is paid.

iv. The Company shall pay to the Executive, in a lump sum cash payment on or about January 15, 2009, an amount equal to the Executive’s account balance under the Deferred Compensation Plan of Erie Indemnity Company (the “Deferred Compensation Plan”) as of December 31, 2004, plus earnings on that portion of the Executive’s account through the date of payment, computed in accordance with the terms of the Deferred Compensation Plan.

The Company shall pay to the Executive, in a lump sum cash payment on October 1, 2008, an amount equal to the Executive’s account under the Deferred Compensation Plan attributable to accruals on and after January 1, 2005, and earnings on that portion of the Executive’s account through the date of payment, computed in accordance with the terms of the Deferred Compensation Plan.

v. The Company shall issue 823 shares of the Company’s Class A Common Stock (less applicable deductions) to the Executive in January 2009, which shares represent restricted shares awarded to Executive under the Company’s 1997 Long Term Incentive Plan.

vi. With respect to the Company’s 2004 Long Term Incentive Plan (“2004 LTIP”), (A) the performance period with respect to awards made to the Executive for the 2006-2008 and 2007-2009 performance periods shall all be treated as ending on December 31, 2008; (B) the Company shall measure Company performance for each such performance period against the applicable performance standards and goals and shall determine the number of the restricted performance shares earned by the Executive for the performance period, based on such Company performance (the “earned award”); and (C) the Company shall issue to the Executive shares of the Company’s Class A Common Stock representing: (1) for the 2006-2008 performance period, 100 percent of the earned award and (2) for the 2007-2009 performance period, 2/3 of the earned award (less, in each case, applicable deductions). The Company shall issue such shares in 2009 at the time awards for the 2006-2008 performance period are paid to other 2004 LTIP participants. The Company’s determination of the number of shares to be issued shall be in accordance with the terms of the 2004 LTIP and consistent with the Company’s past practices, and shall be final and binding on all interested parties.

vii. For each of the calendar years 2009, 2010 and 2011, the Company shall reimburse the Executive for the annual premiums due and paid during such years (i.e., in 2009 for the 2009-2010 policy year, in 2010 for the 2010-2011 policy year, and in 2011 for the 2011-2012 policy year) on a Northwestern Mutual Life Insurance Company policy on the Executive’s life (No. 16-343-631) within thirty (30) days after receipt of reasonable substantiating documentation from the Executive, but in any event not later than the end of the calendar year following the year in which such expense was incurred. In addition, in each such year the Company shall pay to the appropriate taxing authorities on the Executive’s behalf an amount equal to the Tax Gross-up (as defined in clause (iii)) with respect to such premium payments. If the Executive should die or cancel or surrender such policy during the three (3) year period, no further payments by the Company shall be required. The Company agrees to use its best efforts to have any restrictive endorsements on these policies removed not later than June 30, 2008.

viii. The Executive shall be entitled to continuing coverage for all purposes (including eligibility, coverage, vesting and benefit accruals, as applicable), for a period of three (3) years after the date of the termination of Executive’s employment hereunder, to the extent not prohibited by law, for the Executive and the Executive’s eligible dependents under all of the Erie Benefit Plans (as such term is defined in Section 3(c) of the Employment Agreement) in effect and applicable to Executive and the Executive’s eligible dependents as of the date of termination. In the event that the Executive and/or the Executive’s eligible dependents, because of the Executive’s terminated status, cannot be covered or fully covered under any or all of the Erie Benefit Plans, the Company shall continue to provide the Executive and/or the Executive’s eligible dependents with the same level of such coverage in effect prior to termination, payable from the general assets of the Company if necessary.

b. In the event of the Executive’s death before payment of the benefit described in Section 3(a)(i), the Company shall pay the benefit at the scheduled time to the Executive’s surviving children in equal shares per child.

In the event of the Executive’s death before payment of a benefit described in any of the paragraphs (ii) through (vi) of Section 3(a), the Company shall pay the benefit at the scheduled time to the beneficiary or beneficiaries designated by the Executive from time-to-time in accordance with the terms of the plan or arrangement to which the benefit relates; provided, however, that if the Executive has not designated a beneficiary in accordance with the terms of the applicable plan or arrangement, or if no designated beneficiary with respect to the plan or arrangement survives the Executive, the Company shall pay the benefit to the executor or administrator of the Executive’s estate.

c. All payments under this Section 3, whether or not in cash, shall be subject to applicable deductions. For the purposes of this Agreement, “applicable deductions” shall include, but shall not be limited to, any federal, state, or local taxes determined by the Company to be required to be withheld from amounts paid to the Executive pursuant to this Agreement or otherwise due from the Company, and any other amounts that the Company may be legally required to deduct from his earnings.

d. Any date specified as a payment date under this Section 3 shall be construed as meaning any date on or about the specified date; provided, however, that the Company shall make payment as soon as practicable after the specified date without, to the extent possible, incurring any tax penalties on either the Executive or the Company.

e. Except as provided in this Agreement, the Executive agrees that he is not entitled to any other compensation (including, but not limited to, salary or bonuses), perquisites, or benefits of any kind or description from the Company, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company or under the Employment Agreement or Payment Designation Agreement, other than as described above and other than (A) his regular salary through March 31, 2008, (B) his cash bonus under his 2007 Annual Incentive Plan Award Agreement, which shall be paid to him at the same time other executive officers receive their 2007 bonuses, (C) payment for his accrued unpaid vacation time, which will be computed in accordance with the Company’s past practices for departing employees and paid as soon as administratively practical but not later than March 31, 2008; (D) his accrued benefits under the Erie Insurance Group Retirement Plan for Employees and (E) his accrued benefits under the Erie Insurance Group Employee Savings Plan. The consideration paid by the Company to the Executive pursuant to this Agreement shall be in compromise, settlement and full satisfaction of any and all Claims, as defined in Section 4 of this Agreement, that the Executive has, or may have, against the Company or other Releasees, as defined in Section 4 of this Agreement, arising out of the Executive’s employment with the Company or its affiliates, the termination of such employment and any and all matters related to the Executive’s employment and termination, or to his Employment Agreement.

4. Executive’s Waiver and Release. The Executive, for himself, his heirs, successors and assigns and in consideration of the payments to be made by or on behalf of the Company pursuant to Section 3 of this Agreement, does hereby forever discharge and release the Company, and its corporate parents, subsidiaries, affiliated companies, companies with common management, ownership or control, successors, assigns, insurers and reinsurers, attorneys, and franchisees, and all of their officers, directors, shareholders, employees, agents and representatives, in their official and individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, damages, charges, complaints, grievances, expenses, compensation and remedies which the Executive now has or may in the future have on account of or arising out of any matter or thing which has happened, developed or occurred before the date of this Agreement (collectively “Claims”), including, but not limited to, all Claims arising from the Executive’s employment with the Company or any of its affiliated companies, the termination of such employment, any and all relationships or dealings between the Executive and the Company or any of the other Releasees, the termination of any such relationships and dealings, and any and all other Claims the Executive may have against the Company or any of the other Releasees, and the Executive hereby waives any and all such Claims including, all charges or complaints that were or could have been filed with any other court, tribunal or governmental agency, and any and all Claims not previously alleged, including, but not limited to, any Claims under the following: (a) Title VII of the Civil Rights Act of 1964, as amended; (b) the Age Discrimination in Employment Act (ADEA), as amended; (c) the Federal Employee Retirement Income Security Act of 1974 (ERISA), as amended; (d) the Americans With Disabilities Act (ADA), as amended; (e) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended; (f) Section 806 of the Sarbanes-Oxley Act of 2002, as amended; (g) any and all statutes of similar nature or purpose under Pennsylvania law, or the law of any other state, including, but not limited to, the Pennsylvania Human Relations Act, as amended; and (h) any federal, state or local law, rule, regulation, constitution, executive order or guideline of any description, including, but not limited to, those laws described above, or any rule or principle of equity or common law, or any Claim of defamation, conversion, interference with a contract or business relationship, or any other intentional or unintentional tort, or any Claim of loss of consortium, or any Claim of harassment or retaliation, or breach of contract or implied contract, or breach of covenant of good faith and fair dealing, or any whistle-blower Claim. This release, discharge and waiver shall be hereinafter referred to as the “Release.”

The Executive specifically understands and agrees that the termination of his employment does not violate or disregard any oral or written promise or agreement, of any nature whatsoever, express or implied. If any contract or agreement of employment exists concerning the employment of the Executive by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied, that contract or agreement (including the Employment Agreement and Payment Designation Agreement) is hereby terminated and is null and void.

The Executive agrees that this Release may be enforced in federal, state or local court, and before any federal, state or local administrative agency or body.

This Release does not prohibit the Executive from filing an administrative charge of alleged employment discrimination, harassment or retaliation under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act or the Equal Pay Act of 1963; however, the Executive represents that he has not to date filed or cause to be filed any such administrative charge, and further agrees that he hereby waives any right to monetary or other recovery should any federal, state or local administrative agency pursue any Claim on his behalf and will immediately request in writing that the Claim or matter on his behalf be withdrawn. Thus by signing this Agreement, the Executive waives any right he had to obtain a recovery if an administrative agency pursues a Claim against the Company or any of the other Releasees based on any action taken by the Company or any of the other Releasees up to the date of this Agreement, and that he will have released the Company and the other Releasees of any and all Claims, and the continuing effect of any and all Claims of any nature up to the date of this Agreement. This Release does not affect any of the Executive’s vested rights under the Erie Insurance Group Retirement Plan for Employees and the Erie Insurance Group Employee Savings Plan, nor, with respect to any of the capacities in which the Executive served the Company or each of its subsidiaries and related companies, or as a trustee of any employee benefit trusts or other trusts maintained or sponsored by the Company or each of its subsidiaries and related companies, does it bar any claim the Executive may have for indemnity in relation to any acts or omissions of the Executive or a claim for coverage under any applicable insurances, or any claim relating to enforcement of this Agreement

5. Additional Terms.

a. Except as otherwise provided in Section 4 or this Section 5, the Executive agrees not to commence or continue any action or proceeding in any federal, state or local court, concerning any Claim waived or released in this Agreement.

b. The Executive represents that he has not filed or caused to be filed, and agrees that he will not file or cause to be filed, any lawsuit of any kind arising out of or relating to his employment with the Company, the terms and conditions of that employment, or the termination of his employment.

c. Nothing contained in this Agreement prohibits the Executive from seeking a determination by a court of competent jurisdiction that the Release is, in whole or in part, invalid under applicable law. To the extent of such determination, the Executive may assert Claims or other matters included in the Release, subject to final determination on appeal.

d. The Executive agrees that he has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage earning capacity during his employment with the Company, and that he has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner by his employment with the Company.

e. The Executive represents and warrants that the Company has encouraged and advised the Executive in writing, prior to signing this Agreement, to consult with an attorney of the Executive’s choosing concerning all of the terms of this Agreement.

f. This Agreement may be revoked by the Executive within seven (7) days after the date this Agreement is signed by the Executive, by giving notice of revocation to James J. Tanous, the Executive Vice President, Secretary and General Counsel of the Company. This Agreement shall not become effective or enforceable until the revocation period has expired and the consideration provided in Section 3 of this Agreement shall not be made until after the revocation period has expired with no revocation.

g. The Executive represents and warrants that the Company has given the Executive a reasonable period of time, of at least twenty-one (21) days, for the Executive to consider all the terms of this Agreement and for the purpose of consulting with an attorney if the Executive so chooses. A copy of this Agreement was first given to the Executive on February 26, 2008. If this Agreement has been executed by the Executive prior to the end of the twenty-one (21) day period, the Executive represents that he has freely and willingly elected to do so.

h. This Agreement provides the Executive sums and benefits to which he is not otherwise entitled as an employee of the Company.

i. Nothing contained in this Agreement is intended to be an admission of any fault, wrongdoing, or liability on the part of any of the parties hereto, and nothing contained in this Agreement may be deemed, construed, or treated in any respect as such an admission. The Company specifically denies any fault, wrongdoing or liability toward the Executive. This Agreement was reached by the parties as a mutual compromise of their respective positions, in order to avoid the costs and inconvenience of litigation and for other reasons deemed good and sufficient by the respective parties.

6. Non-Disparagement. The Executive shall not disparage the Company or other Releasees, or its officers, directors or employees in any way orally or in writing, and the directors and executive and senior officers of the Company shall likewise not disparage the Executive.

7. Covenants as to Confidential Information and Competitive Conduct. The Executive hereby acknowledges and agrees as follows: (a) this Section 7 is necessary for the protection of the legitimate business interests of the Company, (b) the restrictions contained in this Section 7 with regard to geographical scope, length of term and types of restricted activities are reasonable; (c) the Executive has received adequate and valuable consideration for entering into this Agreement, and (d) the Executive’s expertise and capabilities are such that his obligations hereunder and the enforcement hereof by injunction or otherwise will not adversely affect the Executive’s ability to earn a livelihood.

a. Confidentiality of Information and Nondisclosure. The Executive agrees that the Executive will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority (including any court of competent jurisdiction, governmental agency having supervisory authority over the business of the Company or its subsidiaries, or any legislative or administrative body having supervisory authority over the business of the Company or its subsidiaries) having jurisdiction over the Executive, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation or other entity other than the Company, (i) any non-public information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, its subsidiaries or affiliated or related parties, (ii) any proprietary management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, its subsidiaries or affiliated or related parties, or (iii) any other information related to the Company, its subsidiaries or affiliated or related parties, or which the Executive should reasonably believe will be damaging to the Company, its subsidiaries or affiliated or related parties, which has not been published and is not generally known outside of the Company. The Executive acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company.

b. Restrictive Covenant. For a period of thirty (30) days (the “Restrictive Period”) beginning on April 1, 2008, the Executive shall not render, directly, or indirectly, services to any person, firm, corporation, association, or other entity which conducts the same or similar business as the Company or its subsidiaries at the date of the Executive’s termination of employment hereunder within the states in which the Company or its subsidiaries is or are then licensed and doing business at the date of the Executive’s termination of employment hereunder without the prior written consent of the Company’s President, which may be withheld in his or her discretion. In the event the Executive violates any of the provisions contained in this Section 7 hereof, the Restrictive Period shall be increased by the period of time from the commencement by the Executive of any violation until such violation has been cured to the satisfaction of the Company. The Executive further agrees that at no time during the Restrictive Period will the Executive attempt to directly or indirectly solicit or hire employees of the Company or its subsidiaries or induce any of them to terminate their employment with the Company or its subsidiaries.

c. Company Remedies. The Executive acknowledges and agrees that any breach of this Section 7 will result in immediate and irreparable harm to the Company, and that the Company cannot be reasonably or adequately compensated by damages in an action at law. In the event of a breach by the Executive of the provisions of this Section 7, the Company shall be entitled, to the extent permitted by law, immediately to cease to pay or provide the Executive or the Executive’s dependents any compensation or benefit being, or to be, paid or provided to the Executive pursuant to this Agreement, and also to obtain immediate injunctive relief restraining the Executive from conduct in breach of the covenants contained in this Section 7. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, including the recovery of damages from the Executive.

8. Breach of Agreement. The Executive agrees that if he violates any of the terms of this Agreement, the Company may pursue whatever rights it has under this Agreement, whether in law or in equity, without affecting the validity and enforceability of the Release contained in this Agreement. If the Executive is required to bring any action to enforce rights or to collect moneys due under this Agreement, the Company shall pay to the Executive the fees and expenses incurred by the Executive in bringing and pursuing such action provided that the Executive is successful, in whole or in part, on the merits or otherwise (including by way of a settlement involving the payment of money by the Company to the Executive), in such action. The Company shall pay such fees and expenses in advance of the final disposition of such action. The Executive agrees to repay to the Company such advances if the Executive is not ultimately successful, in whole or in part, on the merits or otherwise, in such action. The Company shall make such payments within thirty (30) days after receipt of reasonable substantiating documentation from the Executive but in no event later than the end of the calendar year following the year in which such fees and expenses were incurred.

9. Company Property, Records, Files and Equipment. The Executive will return all Company property, records, files, or any other Company owned equipment in his possession within ten (10) days after the execution of this Agreement.

10. Confidentiality of Agreement. The Executive agrees that (except pursuant to judicial legal process or any legal action to enforce this Agreement), the Executive shall keep confidential the terms of this Agreement, and all performance hereunder, and shall not disclose this information henceforth to anyone other than the United States Internal Revenue Service; state or local tax authorities; or the Executive’s family, attorneys and tax advisors, who also shall be bound by this confidentiality obligation. The foregoing shall not prohibit or restrict such disclosure as is required by law or may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement or prohibit or restrict the Executive (or the Executive’s counsel) from responding to any inquiry about the agreements represented in this Agreement or the underlying facts and circumstances of those agreements by the Securities and Exchange Commission, the NASDAQ Stock Market or any other self-regulatory organization. Prior to responding to any such inquiry, the Executive agrees to provide the Company with as much notice as possible that he has been requested or compelled to make disclosures and use the Executive’s (or the Executive’s counsel) best efforts to ensure that if any disclosure occurs, it does so in a manner designed to maintain the confidentiality of this Agreement to the fullest extent possible.

11. Ongoing Cooperation. During the period from the date hereof through December 31, 2009, the Executive agrees to use his best efforts to assist, advise and cooperate with the Company if the Company so requests on issues that arose or were in any way developing during his employment with the Company, subject to Executive’s availability given his employment obligations, if any, at that time. The Executive shall furnish such assistance, advice or cooperation to the Company as the Company shall reasonably request and as is within the Executive’s reasonable capability. Such assistance, advice and cooperation may include, but shall not be limited to the preparation for, or the conduct of, any litigation, investigation or proceeding involving matters or events which occurred during the Executive’s employment by the Company as to which the Executive’s knowledge or testimony may be important to the Company. In connection with the preparation for, or the conduct of such litigation, investigation or proceeding as described in the preceding sentence, the Executive shall promptly provide the Company with any records or other materials in his possession that the Company shall request in connection with the defense or prosecution of such litigation, investigation or proceeding. If and to the extent that the Company requests that the Executive attend a meeting, deposition or trial at any time prior to January 1, 2010, the Company shall compensate Executive for his time at the rate of $750 per day or portion thereof during which Executive complies with such request. The Company shall also pay or reimburse the Executive for his travel expenses reasonably incurred in the course of providing such cooperation. The Company shall make such payment or reimbursement within thirty (30) days of receipt of reasonable substantiating documentation from the Executive but in no event later than the end of the calendar year following the year in which such expenses were incurred.

12. Certain Additional Payments by the Company. Notwithstanding anything in this Agreement to the contrary, in the event it is determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision, on excess parachute payments, as that term is used and defined in Sections 4999 and 280G of the Code, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the then current rate of tax under said Section 4999 multiplied by the total of the amounts so paid or payable, including the Gross-Up Payment, which are deemed to be a part of an excess parachute payment.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed in that commonwealth without regard to its conflicts of laws provisions. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania located in the County of Erie, Pennsylvania, and of the United States for the Western District of Pennsylvania for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereby irrevocably and unconditionally acknowledges that service of any process, summons, notice or document by United States registered mail to the respective addresses set forth herein shall be effective service of process for any litigation brought against a party in any such court. Any legal action relating to this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania located in the County of Erie, Pennsylvania, and of the United States for the Western District of Pennsylvania and the parties irrevocably and unconditionally waive and will not plead or claim in any such court that venue is improper or that such litigation has been brought in an inconvenient forum.

14. Waiver. The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by a party hereto.

15. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly acknowledge and assume its obligations hereunder. This Agreement shall inure to the extent provided hereunder to the benefit of and be enforceable by the Executive or the Executive’s legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Executive may not delegate any of the Executive’s duties, responsibilities, obligations or positions hereunder to any person and any such purported delegation shall be void and of no force and effect.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

17. Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested — in the case of the Executive, to his principal residence address, and in the case of the Company, to the address of its principal place of business as set forth above, to the attention of the Executive Vice President, Secretary and General Counsel of the Company.

18. Defined Terms. Any terms not specifically defined herein have the meanings set forth in the Employment Agreement.

19. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof, and supersedes any obligations of the Company and the other Releasees under any previous agreements or arrangements (including the Employment Agreement and the Payment Designation Agreement), except as otherwise provided in this Agreement. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought. No person acting other than pursuant to a resolution of the Company’s Board of Directors shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto. This Agreement may be executed in one or more counterparts (including by facsimile signature), all of which shall be considered one and the same instrument, and shall be fully executed when one or more counterparts have been signed by and delivered to each party.

20. Headings. The descriptive headings used herein are used for convenience of reference only and shall not constitute a part of this Agreement.

THE EXECUTIVE HEREBY EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.

THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.

THE EXECUTIVE FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the Executive and the Company, by its duly authorized representative, have signed this Agreement as of the date set forth above.

WITNESS:	THE EXECUTIVE:
/s/ Brian W. Bolash	/s/ Thomas B. Morgan THOMAS B. MORGAN
THE COMPANY:
ATTEST:	ERIE INDEMNITY COMPANY
/s/ James J. Tanous James J. Tanous, Secretary	By: /s/ John J. Brinling, Jr. John J. Brinling, Jr., President and CEO